Exhibit 99.2

FOR IMMEDIATE RELEASE	Investor Contact:
Chris Gay 308-255-2905 Cabela’s Incorporated Media Contact: Joe Arterburn 308-255-1204 Cabela’s Incorporated

CABELA’S ADOPTS CORPORATE GOVERNANCE ENHANCEMENTS
Amends Bylaws to provide for majority voting

SIDNEY, Neb. (December 17, 2009) – Cabela’s Incorporated (NYSE: CAB) announced today its Board of Directors amended the Company’s Bylaws to implement a majority vote standard for the election of directors.

Under the new standard, in an uncontested election, each nominee for election to the Board is required to receive a majority of the votes cast in order to be elected to the Board.  The new standard replaces the Company’s plurality standard, which mandated that nominees receiving the most votes would be elected regardless of whether those votes constituted a majority of the shares voted at the meeting.

Under a corresponding change to the Company’s Corporate Governance Guidelines, director nominees are required to submit a contingent resignation to the Chairman of the Nominating and Corporate Governance Committee of the Board that will become effective if the director does not receive a majority of the votes cast in an uncontested election and the Board accepts the director’s resignation.  If a director does not receive a majority of the votes cast in an uncontested election, the Nominating and Corporate Governance Committee will recommend to the Board whether to accept the director’s resignation, and the Board will act on this recommendation and announce its decision and rationale behind it within 90 days from the date of the certification of the election results.

“Our Nominating and Corporate Governance Committee continually reviews and looks for ways to improve our corporate governance practices,” said Tommy Millner, Cabela’s Chief Executive Officer.  “Adopting majority voting underscores Cabela’s commitment to sound corporate governance as part of our overall goal of generating long-term value for our stockholders.”

The Company also announced that it enhanced its corporate governance practices by amending the Management Change of Control Severance Agreements between the Company and its executive officers to eliminate the tax gross-up provisions which were previously included in these agreements.

About Cabela’s Incorporated

Cabela’s Incorporated, headquartered in Sidney, Nebraska, is a leading specialty retailer, and the world’s largest direct marketer, of hunting, fishing, camping and related outdoor merchandise. Since the Company’s founding in 1961, Cabela’s® has grown to become one of the most well-known outdoor recreation brands in the world, and has long been recognized as the World’s Foremost Outfitter®. Through Cabela’s growing number of retail stores and its well-established direct business, it offers a wide and distinctive selection of high-quality outdoor products at competitive prices while providing superior customer service. Cabela’s also issues the Cabela’s CLUB® Visa credit card, which serves as its primary customer loyalty rewards program. Cabela’s stock is traded on the New York Stock Exchange under the symbol “CAB”.

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